                                                                    Exhibit 12.2


                     FRESENIUS MEDICAL CARE - NORTH AMERICA
                 Ratio of Fixed Charges to Earnings calculation
                                   $ Millions


                                          THREE MONTHS                                                                Nine Months
                                         Ended March 31,                     Year Ended December 31,                 Ended Sept 30
                                        ----------------    -----------------------------------------------------    -------------
                                        2001        2000    2000       1999       1998      1997         1996 (a)       1996(b)
                                        ----        ----    ----       ----       ----      ----         --------    -------------
       Fixed Charges

Interest Expense including
amortization of financing fees            51          53     207        202        209       178         43                16

add: one third of rental expense
 under operating leases                   15          12      52         44         35        27          7                22
                                         ---         ---     ---       ----        ---       ---         --               ---

Total Fixed Charges                       66          65     259        246        244       205         50                38
                                         ===         ===     ===       ====        ===       ===         ==               ===


          Earnings

Earnings Before Taxes                     44          45     203       (408)       126        80         16               129

add: Fixed Charges                        66          65     259        246        244       205         50                38
                                         ---         ---     ---       ----        ---       ---         --               ---

 Total Earnings                          110         110     462       (162)       370       285         66               167
                                         ===         ===     ===       ====        ===       ===         ==               ===


Ratio of Fixed Charges to
Earnings                                 0.6         0.6     0.6         NA        0.7       0.7         0.8              0.2


(a) includes the results of FMCH for the period subsequent to September 30, 1996.


(b) represents the predecessor results of NMC for the nine months ended September 30, 1996.